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                                                                      Exhibit 21

                        Subsidiaries of the Registrants


Sabine River Holding Corp.

     Neches River Holding Corp. -- Delaware
     Port Arthur Coker Company L.P. -- Delaware
     Port Arthur Finance Corp. -- Delaware

Neches River Holding Corp.

     None

Port Arthur Coker Company L.P.

     Port Arthur Finance Corp. -- Delaware

Port Arthur Finance Corp.

     None